                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement") is made on June 3, 2002 by and between AM BROADBAND SERVICES, INC., a Delaware corporation, with an address at 1900 AM Drive, Quakertown, Pennsylvania 18951-2107 ("Broadband"), NEX-LINK ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Broadband, with an address at 1900 AM Drive, Quakertown, Pennsylvania 18951-2107 ("Sub"), NEX-LINK COMMUNICATIONS PROJECT SERVICES, LLC, a Florida limited liability company (the "Company"), and all of the members (each a "Member" and, collectively, the "Members") of the Company. The names, addresses and membership interest of the Members, along with the consideration to be received by each such Member, are set forth on Exhibit A attached hereto.

                                   BACKGROUND

         WHEREAS, the Members own all of the issued and outstanding membership interests of the Company; and

         WHEREAS, the Boards of Directors of Broadband and Sub, and the Members, deem it advisable and in the best interests of their respective companies to consummate, and have approved, the transaction provided for herein in which the Company would merge with and into Sub, with Sub being the surviving corporation and remaining a wholly-owned subsidiary of Broadband (the "Merger").

         NOW, THEREFORE, in consideration of the foregoing recitals and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date (as defined in Section 1.02), (i) a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by Sub (and, if required, executed by the Company) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law, as amended (the "GCL"), and (ii) articles of merger (the "Articles of Merger") shall be duly prepared and executed by the Company (and, if required, executed by Sub) and thereafter delivered to the Department of State of the State of Florida for filing, as provided in the Section 607.1105 of the Florida Business Corporation Act (the "BCL"). The Merger shall become effective upon the filing of the Articles of Merger with the Department of State of the State of Florida and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Articles of Merger and Certificate of Merger (the "Effective Time").

         SECTION 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 A.M. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 6.01 and 6.02 (other than the delivery of the officers' certificate referred to therein) (the "Closing Date"), at the offices of Archer & Greiner, A Professional Corporation, One Centennial Square, Haddonfield, New Jersey 08033, unless another date or place is agreed to in writing by the parties hereto.

         SECTION 1.03 Effects of the Merger.

                  (a) At the Effective Time (i) the separate existence of the Company shall cease and Company shall be merged with and into Sub (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and Sub is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, with such amendments thereto as are effected by this Agreement, shall be the Certificate of Incorporation of the Surviving Corporation, and
(iii) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

                  (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock and other securities subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

         SECTION 1.04 Directors of the Surviving Corporation. The director(s) of Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successor(s) are duly elected and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

         SECTION 1.05 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be amended as follows, effective as of the Effective Time:

                  Article FIRST shall be amended to read in its entirety as follows:

                           "FIRST: Name. The name of the Corporation is AM
Nex-Link Communications, Inc."

                                   ARTICLE II

                     CONSIDERATION TO BE RECEIVED BY MEMBERS

         SECTION 2.01 Consideration to be Received for Membership Interests.

                  (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the outstanding membership interests of the Company (the "Membership Interests"), all of the outstanding Membership Interests shall be converted into the right to receive, in the aggregate, 7,000,000 restricted shares of common stock of AM Communications, Inc., a Delaware corporation (the "Parent"), par value $.10 per share (the "AM Shares"), to be delivered by Broadband to the Members at the Closing. The AM Shares shall be allocated among the Members as set forth on Exhibit A attached hereto. All of the Membership Interests, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Membership Interest shall cease to have any rights with respect thereto, except the right to receive his pro rata share of the AM Shares.

                  (b) In addition to the AM Shares, the following consideration shall be payable by Sub to the Members in conjunction with the Merger and shall be allocated among the Members as set forth on Exhibit A attached hereto:

                      (i) $1,000,000 in cash, to be paid by Sub to the Members (and allocated among the Members as set forth on Exhibit A attached hereto) in weekly installments beginning no sooner than the week of July 1, 2002, each in an amount equal to the amount of the Company's Account Receivables (as such term is defined hereinafter), or new accounts receivable obtained by the Sub after the Closing (to the extent such new accounts receivable do not exceed the difference between the $1,000,000 and the total Account Receivables), which are actually collected by Sub during the immediately preceding week, and continuing until the Sub shall have paid an aggregate of $1,000,000 in cash to the Members; and

                      (ii) $1,000,000 in the form of a subordinated promissory
note in the form attached hereto as Exhibit B (the "Purchase Note"), to be delivered by Sub to the Members at the Closing.


         SECTION 2.02 Closing Procedures.

                  (a) The Closing shall be effectuated as follows:

                      (i) The Members shall deliver to Sub for cancellation (A) all certificates representing the Membership Interests, or (B) if the Membership Interests are not represented by certificates, an acknowledgment of cancellation of each of the Membership Interests in form and substance satisfactory to Sub in its reasonable discretion. The Members will pay all federal, state, county and local taxes (including all requisite transfer taxes) which may be due or payable by reason of the surrender and cancellation of the Membership Interests in connection with the Merger.

                      (ii) Sub shall deliver to the Members certificates representing the AM Shares as required in Section 2.01(a) hereof.

                      (iii) Sub shall deliver to the Members the Purchase Note.

                      (iv) Sub shall deliver to the Members the Company Note (as such term is defined hereinafter).

                      (v) The parties shall deliver the other items as required in Sections 6.01 and 6.02 hereof.

         SECTION 2.03. Adjustment of the Purchase Price.

                  (a) The Purchase Price shall be adjusted down, on a dollar-for-dollar basis, if and to the extent that the aggregate Net Book Value of the Company, as reflected on the Closing Balance Sheets, is less than $200,000.00. Such adjustment (if applicable) shall be made on a dollar-for-dollar basis against the outstanding principal balance of the Purchase Note. For purposes of this Section 2.03, "Net Book Value" means the book value of the Company's assets minus the book value of its liabilities.

                  (b) At the election of Sub, the Purchase Price shall be further adjusted down, on a dollar-for-dollar basis, by an amount equal to the total amount of the Account Receivables which remains outstanding and uncollected on the one hundred twentieth (120th) day following the date of the Closing. Such election shall be made by Sub delivering a written notice (the "Uncollected A/R Notice") to the Members, on or before the one hundred thirty-fifth (135th) day following the date of the Closing specifying the amount of each of the Account Receivables which remained outstanding and uncollected on the one hundred twentieth (120th) day following the date of the Closing and which Sub desires to use as a reduction against the Purchase Price. The adjustment specified in the Uncollected A/R Notice (if applicable) shall be made on a dollar-for-dollar basis against the outstanding principal balance of the Purchase Note and, if such balance is insufficient, against the outstanding principal balance of the Company Note as well. Upon the making of any such adjustment(s) hereunder, Sub shall immediately take all necessary steps to assign to the Members each of the Account Receivables specified in the Uncollected A/R Notice and Sub shall remit to the Members, in the form received, any payment thereafter received by Sub with respect to any such assigned Account Receivable.
                  (c) If any adjustment is made to the outstanding principal balance of the Purchase Note or the Company Note pursuant to the provisions of this Section 2.03, the adjustment(s) shall be deemed, for all intents and purposes, to have been made as of the date of the Closing and any interest theretofore paid by Sub to the Members on the amount of the adjusted principal on either the Purchase Note or the Company Note shall be returned by the Members to Sub immediately upon demand by Sub.

                  (d) If any adjustment is made to the outstanding principal balance of the Purchase Note or the Company Note pursuant to the provisions of this Section 2.03, Sub shall execute and deliver to the Members an amended and restated Purchase Note and Company Note (if applicable) with a principal balance equal to the adjusted principal balance thereof determined pursuant to this
Section 2.03 and, upon such delivery, the original Purchase Note and Company Note (if applicable) delivered by Sub to the Members at the Closing shall each be marked "cancelled" and delivered to Sub.

          SECTION 2.04. Closing Balance Sheets. After the Closing, the parties shall agree to balance sheets for the Company on the date of the Closing (the "Closing Balance Sheet") pursuant to the following procedure:

                  (a) Within sixty (60) days after the Closing, Broadband shall prepare and submit to the Members the Closing Balance Sheets, which balance sheets shall be dated as of the date of the Closing and prepared in accordance with generally accepted accounting principles and using, to the extent consistent with generally accepted accounting principles, the same accounting methods, policies, principles practices and procedures, with consistent classification, judgments and estimation methodology as used in the preparation of the Financial Statements referred to in Section 3.01(d) (the "Policies").

                  (b) The Members may, for a period of thirty (30) days following receipt of the Closing Balance Sheets, review them. Broadband and Sub shall cooperate with the Members to permit the Members and their representatives to conduct such review, including but not limited to providing the Members with reasonable access to the Company's personnel, books, records, accounting records and the accounting work papers used in the preparation of the Closing Balance Sheets.

                  (c) Within thirty (30) days after the Members' receipt of the Closing Balance Sheets, the Members shall notify Broadband in writing of their acceptance of the Closing Balance Sheets or their disagreement with respect thereto. To the extent that the Members disagree with the Closing Balance Sheets, the Members shall notify the Broadband of such disagreement in writing within such thirty (30) day period specifying in reasonable detail all disputed items and the basis therefor. The Members may dispute only those items reflected on the Closing Balance Sheets on the basis that such amounts were not arrived at in accordance with generally accepted accounting principles and the Policies. Broadband, Sub and the Members shall use their best efforts to resolve such disagreement. In the event that the Broadband and the Members resolve such disagreement within fifteen (15) days after Broadband's receipt of such notice of disagreement by the Members, then the Closing Balance Sheets shall be modified accordingly. In the event that Broadband and the Members are unable to resolve such disagreement during such fifteen (15) day period, then Broadband and the Members shall jointly select a firm of certified public accountants of recognized national standing other than their respective auditors (the "Arbitrator") to review the Closing Balance Sheets and the work papers used in connection with the preparation of the Closing Balance Sheets and to determine those items in dispute using generally accepted accounting principles and the Policies, and not by independent review. The decision of the Arbitrator as to any modifications to those items in dispute, if any, that should be made to the Closing Balance Sheets shall be final and binding upon the parties and all of such modifications shall be made to the Closing Balance Sheets. Judgment upon the decision of the Arbitrator may be entered by Broadband or the Members in any court of competent jurisdiction. The fees and expenses of the Arbitrator shall be paid one-half by Broadband and one-half by the Members.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

         SECTION 3.01 General Representations and Warranties. The Members hereby, severally (and not jointly and severally), represent, warrant and covenant to Sub as of the date hereof and the time of the Closing as follows:

                  (a) Company Organization, Etc. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, is duly qualified as a foreign limited liability company in all jurisdictions wherein the character of the property owned or leased or the nature of the business transacted by it makes qualification as a foreign limited liability company necessary (except where the failure to be so qualified would not have a material adverse effect upon the assets, business, or financial condition of the Company (a "Material Adverse Effect")), and has the limited liability company power to own its properties and carry on its business as presently conducted. The Company does not own any capital stock or other equity interest in any other corporation or other organization. True, complete and correct copies of the Certificate of Formation, Operating Agreement and other constituent documents of the Company have been heretofore provided to Sub.

                  (b) Capitalization; Membership Interest Ownership; Authority.
(i) The Company's authorized membership interests consists of 100% membership interests, of which 100% membership interests are issued and outstanding. There are no existing options, calls, or commitments of any character whatsoever, or agreements to grant the same, relating to authorized or issued membership interests of the Company, and the Company has no outstanding securities convertible into or exercisable for any such membership interests, or any options, calls or commitments of any character whatsoever with respect to the issuance or sale of any such convertible securities.

                      (ii) The Members are the owners, beneficially and of record, of all of the issued and outstanding membership interests of the Company, in the amounts indicated on Exhibit A attached hereto, free and clear of any claim, lien, option, charge, restriction or encumbrance of any nature whatsoever (collectively, "Encumbrances"). All of the issued and outstanding membership interests of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. The Company and each of the Members has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and each of the Members and constitutes the legal, valid, and binding obligation of the Company and each of the Members, enforceable in accordance with its terms, subject to limitations relating to bankruptcy, insolvency, receivership, other laws limiting creditors' rights generally or principles of equity.

                      (iii) All of the issued membership interests of the Company have been offered, sold and issued in compliance with all applicable securities laws.

                      (iv) The execution, delivery and performance by the Company and each of the Members of this Agreement will not result in a breach or violation of, or constitute a default under, any of the Company's Certificate of Formation, the Company's Operating Agreement, or any agreement or instrument to which the Company is a party or by which it is bound, or any Law, or any judgment, decree, order, rule or regulation of any federal, state, local or foreign court or governmental or regulatory agency or authority (each, a "Governmental Authority" and, collectively, "Governmental Authorities") applicable to the Company.

                      (v) The execution, delivery and performance by each of the Members of this Agreement will not result in a breach or violation of, or constitute a default under, the Articles of Incorporation, bylaws, or other constituent documents of any Member, or any agreement or instrument to which any Member is a party or by which it is bound, or any Law, or any judgment, decree, order, rule or regulation of any Governmental Authority applicable to any Member.

                  (c) Filings; Consents. Except as set forth on Schedule 3.01(c) attached hereto, no filing is required to be made with any Governmental Authority and no consent or approval is required to be obtained from any Governmental Authority or from any third party in order for the Company or any Member to enter into this Agreement and to consummate the transactions contemplated hereby.

                  (d) Financial and Other Data. The Members have delivered to Sub copies of the following financial statements of the Company (the "Financial Statements"): statements for the fiscal year ended December 31, 2001, reviewed by Harvey Judkowitz, CPA, and internally prepared and reviewed monthly statements for the period of January 1, 2002 through April 30, 2002.


The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (other than, with respect to any interim financial statement, normal year-end accruals and adjustments), the balance sheets included in the Financial Statements present fairly in all material respects the financial position of the Company as of their respective dates, and the statements of income included in the Financial Statements present fairly in all material respects the results of operations of the Company for the periods covered thereby.

                  (e) Accounts. The accounts receivable of the Company as of the date hereof and on the Closing Date (collectively, the "Account Receivables")
(i) represent and will represent transactions for good and valuable consideration resulting from bona fide sales or services to third parties in the ordinary course of business, (ii) are not and shall not be subject to any known defenses, set-offs or counterclaims, and (iii) are and shall be legally enforceable (except as such enforceability may be limited by bankruptcy, insolvency or other legal or equitable principles affecting the enforcement of creditors' rights generally). Except as set forth on Schedule 3.01(e) attached hereto, each of the Account Receivables will have been outstanding for less than one hundred twenty (120) days as of the Closing Date. The Account Receivables will be collectible in the ordinary course of business within one hundred twenty
(120) days after their respective due dates, at the aggregate gross recorded amount thereof. Since April 30, 2002, there has been no change in the Company's Account Receivables which would have a Material Adverse Effect.

                  (f) Litigation, Etc. Except for matters set forth on Schedule 3.01(f) attached hereto, there is no litigation, proceeding or governmental investigation pending or, to the best knowledge of the Members, threatened against or relating to the Company, its properties or business, or the transactions contemplated by this Agreement. There are no decrees, injunctions or orders outstanding or in effect of any Governmental Authority regarding the Company, or its properties or business.

                  (g) Compliance with Laws. The Company has complied in all respects with all federal, state, county, local and foreign laws, statutes, ordinances, rules, regulations, and orders (each, a "Law" and, collectively, the "Laws") relating to the Company or its assets, except for violations which do not, alone or in the aggregate, have a Material Adverse Effect. The operation of the Company's business at its current location is in conformity in all material respects with all applicable zoning ordinances and regulations. The Company has all licenses, franchises, permits, certificates, authorizations, consents, licenses and approvals required by Law or any Governmental Authority (collectively, "Permits") for (i) the conduct of the Company's business as presently conducted, and (ii) the execution, delivery or performance of this Agreement or any instrument hereunder. The Company is not in default or in noncompliance in any material respect under any of such Permits. No Permits shall be affected by the Closing. The consummation of the transactions herein contemplated including, but not limited to, the execution, delivery, and performance of this Agreement, does not, and will not, constitute a violation of or default under, conflict with, or result in a breach of any judgment, order, award, decree, of any Governmental Authority or Law applicable to the Company.

                  (h) Assets; Absence of Liens and Encumbrances, Etc. Except as set forth on Schedule 3.01(h) attached hereto, the Company has good and marketable title to all its properties and assets, personal, tangible and intangible, including the assets included on the Financial Statements, free and clear of all Encumbrances other than Permitted Liens (as hereinafter defined). The Company does not own any real estate. The term "Permitted Lien" means (i) any liens for current taxes not yet due, and (ii) those immaterial statutory liens of the type that arise out of taxes or general or special assessments not in default and payable without penalty or interest. Such assets are in good repair and operating condition and include all assets that have been used by the Company to conduct the business of the Company as it has been conducted during the three years prior to the date hereof. There is no existing claim which would provide a right of set-off under any of the Company's contracts, agreements or leases, each of which is in full force and effect, and there is no default or event, but for notice or lapse of time or both, which would constitute an event of default under any such contract, agreement or lease.

                  (i) Liabilities. Other than liabilities specifically set forth on the balance sheet included in the latest Financial Statement of the Company and trade payables incurred by the Company in the ordinary course of business after the date of the latest Financial Statement of the Company, the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) of any nature whatsoever.

                  (j) Absence of Certain Changes or Events. Since the date of the latest Financial Statement of the Company, there has not been:

                      (i) Any change in the financial condition, assets, liabilities, or business of the Company other than changes which do not, individually or in the aggregate, have a Material Adverse Effect;

                      (ii) Any declaration, setting aside or payment of any dividend or other distribution in respect of the Company's membership interests, or any redemption of the Company's outstanding membership interests, or any change in the authorized, issued or outstanding membership interests of the Company, or agreement or commitment with respect to any thereof;

                      (iii) Any increase in the compensation payable or to become payable by the Company to any of its managers, members, officers, employees or agents, whose total compensation for services rendered is currently at an annual rate of more than $25,000, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of the directors, officers, employees or agents thereof, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to by the Company, except as set forth on Schedule 3.01(j) attached hereto;

                      (iv) Any labor trouble, or any controversies or unsettled grievances pending or threatened, between the Company and any of its employees or a collective bargaining organization representing or seeking to represent such employees;

                      (v) Any conducting of business by the Company other than in the ordinary course;

                      (vi) Any material adverse change in relationship with any substantial customer;

                      (vii) The entry into, termination of, receipt of notice of termination of, or amendment of or modification to (x) any license, distributorship, dealer, supplier, sales representative, joint venture, credit or similar agreement, or (y) any contract or commitment (other than for the sale of products by the Company in the ordinary course of business) involving a total remaining commitment by or to the Company in excess of $5,000;

                      (viii) Any borrowing or lending of money by the Company;

                      (ix) Any individual capital expenditure, or incurring of liability therefor, in excess of $5,000; or

                      (x) Any loan to or guaranty of the indebtedness of the Members, any employee of the Company or any of the Company's employees' family members.

                  (k) Independent Contractors. (i) All persons who have served as independent contractors for the Company have signed an agreement, whereby each such person has, among other things, acknowledged that he or she is an independent contractor responsible for his or her own payroll taxes and workers' compensation insurance. All independent contractors have been covered by workers' compensation insurance provided either by the Company or the contractor.

                      (ii) Except for current compensation and premiums for workers' compensation insurance described in clause (i) above, in each case which is not yet due and payable, the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) with respect to persons engaged by the Company as independent contractors prior to the date hereof, including without limitation liabilities for payment of payroll or withholding taxes, workers' compensation premium payments, or relating to injuries sustained by any such independent contractors.

                  (l) Schedules. The following Schedules which are attached hereto contain complete and accurate lists and summary descriptions of the following:

                      SCHEDULE 3.01(l)(i): (A) A complete list of all real estate leased by the Company and (B) a complete list of the Company's vehicles, machinery, equipment, tools, replacement parts, molds and furniture and fixtures.

                      SCHEDULE 3.01(l)(ii): All of the Company's intellectual property, including but not limited to patents, copyrights, trade names and trademarks, and applications therefor, and registrations thereof, and all other inventions, discoveries, improvements, designs, processes, formuli, trade secrets, ideas and other know-how, whether or not patentable.

                      SCHEDULE 3.01(l)(iii): All contracts, leases, agreements and other documents and commitments of the Company, including without limitation agreements with suppliers, distributors and employees.

                      SCHEDULE 3.01(l)(iv): All policies of insurance in force with respect to the Company or its assets.

                      SCHEDULE 3.01(l)(v): All mortgages, promissory notes, bonds and other evidences of indebtedness upon which the Company is obligated.

                      SCHEDULE 3.01(l)(vi): All of the suppliers of the Company accounting for purchases in excess of $5,000 by the Company during 2000, 2001 or 2002.

                      SCHEDULE 3.01(l)(vii): All Permits necessary to operate the Company's business as presently conducted.

                      SCHEDULE 3.01(l)(viii): All of the Company's labor contracts and collective bargaining agreements, and all employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance and other employee benefit plans, arrangements and practices (including all trust agreements and the most recent determination letters of the United States Internal Revenue Service relating to such plans), relating to the Company or its employees ("Employee Benefit Plans").

                      SCHEDULE 3.01(l)(ix): The names and current annual rates of compensation of all the managers, members, officers, employees and agents of the Company, together with a summary (containing estimates to the extent necessary) of (i) existing bonuses, additional compensation (whether current or deferred) and other like benefits, if any paid to such persons in the two prior fiscal years or subsequent thereto, and (ii) any other payments made by or on behalf of the Company to any labor organization or representative, employee, or agent of any labor organization in the two prior fiscal years or subsequent thereto.

                      SCHEDULE 3.01(l)(x): The name of each institution in which the Company has a bank account or safety deposit box, the number of any such account or box and the names of all persons authorized to draw thereon or to have access thereto.

                      SCHEDULE 3.01(l)(xi): All marketable securities, and all other notes or other obligations evidenced by written instruments, owned by the Company.

                  Accurate and complete copies of the leases, agreements, contracts, commitments, plans, policies, arrangements and other documents referred to in the foregoing Schedules have been delivered by the Company to Sub.

                  (m) Tax Matters. The Company has duly and timely filed with the appropriate Governmental Authority (federal, state, foreign and local) all tax and other returns required to be filed by it, all of which have been accurately prepared. All federal, state, local and foreign taxes, assessments, interest, and penalties, and all other sums owed to any other Governmental Authority, whether federal, foreign, state or local (collectively, "Taxes"), due, owing and payable, or which may be due, owing and payable, have been fully paid or duly provided for in the Financial Statements. The accrual for taxes reflected in the Financial Statements shall be sufficient for the payment of all accrued and unpaid Taxes for the period ending on the Closing Date and for all periods prior thereto. The Company's income tax returns have not been audited by the United States Internal Revenue Service ("IRS") or any other state, local or foreign taxing authority. There are no agreements by the Company for the extension of time for the assessment of any Taxes. No claim for Taxes due is being contested by the Company. The Company has not received notice from the IRS or any other taxing authority of any deficiency or other adjustment which has not been satisfied, and the Members have no knowledge that such a notice may be sent. The Company has delivered to Sub true and complete copies of the federal income tax and foreign and state income and franchise tax returns relative to the operations of the Company from inception through the date hereof, together with true and complete copies of all reports of federal and state tax authorities relating to examinations of such returns.

                  (n) Books and Records. The books of account, minute books, membership interest record books, and other records of the Company, all of which have been made available to Sub, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and action taken by, the members and/or managers of the Company, and no meeting of any such member or manager has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

                  (o) Employee Benefit Plans and Agreements. (i) The Company has no employment agreements, arrangements, contracts, or understandings, whether enforceable or unenforceable, or written or oral with any employee, labor organization, or representative of any labor organization relating to its employees, except those set forth on Schedule 3.01(o) attached hereto. The Company has not violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, equal opportunity in employment, or employee's health, safety, wages and hours.

                      (ii) There are no labor disputes existing, or to the best of the Members' knowledge, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Company. There are no unfair labor practices or petitions for election pending before the National Labor Relations Board or any other federal or state labor commission relating to the employees of the Company. No demand for recognition heretofore made by any labor organization is pending with respect to the Company.

                  (p) Pension Plans. The Company is not nor has it ever been a party to any multi-employer retirement plan. No Employee Benefit Plan is in material violation of any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no prohibited transaction within the meaning of Title I or Title II of ERISA has occurred and is continuing with respect to any such plan. With respect to each Employee Benefit Plan: (i) the minimum funding standards have been met for each year in which Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), were applicable, and no waiver of the minimum funding standards has been requested for any such year, (ii) no events have occurred which are required to be reported to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4043(b) of ERISA, (iii) all premiums required to be paid to the PBGC have been paid, (iv) there is no unfunded liability, (v) such plans as are intended to be qualified under Section 401(a) of the Code have received, subsequent to January 1, 1989, favorable determination letters from the Internal Revenue Service with respect to such qualified status and at all times have been operated in a manner consistent therewith, and (vi) all report forms or other information required to be filed with any government agency or to be delivered to any plan participant or beneficiary have been filed, distributed or made available.

                  (q) Patents, Licenses, and Trademarks. The Company owns or has sufficient right to use all patents, trademarks, trade names, copyrights and other intellectual property rights necessary or desirable to conduct the business of the Company as it is currently being conducted and consistent with past practice (collectively, "Intellectual Property"), including those set forth on Schedule 3.01(l)(ii) attached hereto, without any obligation or liability for royalties, fees, or other compensation to any owner, licensor, or other claim to any of the foregoing. All Intellectual Property of the Company is valid, enforceable and unexpired, is free of Encumbrances, has not been abandoned, does not infringe or otherwise impair the intellectual property of any third party, and is not being infringed or impaired by any third party. No Governmental Order has been rendered or, to the best of the Members' knowledge, is threatened by any Governmental Entity which would limit, cancel or question the validity of any Intellectual Property of the Company. No action is pending or, to the best of the Members' knowledge threatened, that seeks to limit, cancel or question the validity of any of the Intellectual Property of the Company. The Company has taken all reasonable steps to protect, maintain and safeguard its Intellectual Property, and has made all filings and executed all agreements necessary or desirable in connection therewith. No party to any license for Intellectual Property is, or is alleged to be, in breach or default thereunder. The transactions contemplated by this Agreement do not require the consent of any third party, and will not cause any payments to be due, under any license for Intellectual Property.

                  (r) Environmental Matters. (i) The Company holds, and its business has been conducted in compliance with, all environmental Permits required under all applicable environmental laws, rules and regulations, and all of such Permits are in full force and effect. All such Permits are listed on
Schedule 3.01(l)(vii) attached hereto and, except as set forth on such schedule, all such Permits shall not be affected by the Closing. The Company's business has been conducted in compliance with all, and the conduct thereof is not in violation of any, applicable environmental statutes, rules, regulations, ordinances and orders of any Governmental Authority, including those relating to Hazardous Substances (as defined below).

                      (ii) No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Authority with respect to (A) any alleged violation in the conduct of the Company's business or with respect to its assets of any environmental statute, ordinance, rule, regulation or order of any Governmental Authority; or (B) any alleged failure to have any environmental Permit required in connection with the conduct of the Company's business; or (C) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance in connection with the conduct of the Company's business or with respect to any of its assets. "Hazardous Substances" shall mean and include any hazardous substances defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), any hazardous materials defined in the United States Hazardous Materials Transportation Act, any hazardous wastes defined in the United States Resources Conservation and Recovery Act ("RCRA"), any toxic substance as defined in the Toxic Substances and Control Act, any pollutant or contaminant as defined in the United States Clean Water Act and as the terms hazardous substance, hazardous waste, hazardous materials, toxic substance or pollutants or contaminants are defined in corresponding state and local laws, ordinances and regulations and including petroleum products and radioactive materials.

                      (iii) The Company has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or cleanup of any threatened or actual release of any Hazardous Substances in connection with the conduct of its business.

                      (iv) Except as set forth on Schedule 3.01(r) attached hereto, the Company has not used, generated, treated, stored, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by the Company, and no other person has treated, stored, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by the Company in connection with the conduct of the Company's business that might have a Material Adverse Effect.

                      (v) The Members know of no facts or circumstances related to environmental matters concerning the conduct of the Company's business or with respect to its assets that could lead to any future environmental claims, liabilities or responsibilities under any presently existing environmental statute, ordinance, rule, regulation or order of any Authority which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the value of the Company's assets or business to Sub, or the possession, use, occupancy or operation by Sub, of any portion of the Company's business or its assets.

                  (s) Insurance. The Company and its properties, businesses and assets are covered by such fire, casualty, product liability and other insurance policies issued by reputable companies as are customarily obtained to cover comparable business and assets in the regions in which such business and assets are located, in amounts, scope and coverage which are reasonable in light of existing conditions, and which are adequate to insure fully against risks to which the Company and its properties, business and assets, are normally subject in the operations of the Company's businesses.

                  (t) Contracts. Each contract of the Company, including those set forth on Schedule 3.01(l)(iii), is valid and binding, is in full force and effect, and is being complied with and has not been breached by any other party thereto in any material respect.

                  (u) Inventory. The inventory of the Company is fit and sufficient for the purpose for which it was procured or manufactured and is not excessive in kind or amount in light of the business of the Company as presently conducted. All excess and obsolete items in the inventory have been either (i) written down, (ii) written off, (iii) reserved for, or (iv) otherwise provided for in accordance with generally accepted accounting principals. Schedule 3.01(u) attached hereto includes a description of the excess and obsolete inventory policies of the Company. Such policies have been in effect, without change, for at least three (3) years. The inventory is carried on the books of the Company at the lower of cost (in accordance with the first-in or first-out method) or market. All items of the inventory have been purchased in the ordinary course of business and consistent with the anticipated requirements of the Company. Schedule 3.01(u) includes a description of the product return policies and product repair policies of the Company. Such policies have been in effect, without change, for at least three (3) years.

                  (v) Product Issues. Except as set forth on Schedule 3.01(v) attached hereto, there is no alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any product (or component thereof) which has been manufactured, shipped or sold by the Company. Except as set forth on
Schedule 3.01(v), there has not been any occurrence involving any product recall, rework or retrofit relating to any product which has been manufactured, shipped or sold by the Company.

                  (w) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Members directly with Sub and Broadband without the intervention of any other person as a result of the act of the Members or the Company, in such manner as to give rise to any valid claim against any of the parties hereto for a broker's commission, finder's fee or other like payment.

                  (x) Disclosure. No representation or warranty made in this Agreement or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         SECTION 3.02 Investment Representations. Each Member understands, represents and warrants to, and agrees with, Sub, Broadband and the Parent (all such representations and warranties being made to and for the benefit of Sub, Broadband and the Parent and any transfer agent of any of them employed for that purpose) as follows:

                  (a) Each Member understands that no federal or state agency has passed on or made any recommendation or endorsement of the AM Shares;

                  (b) Each Member acknowledges that, in making a decision to acquire the AM Shares hereunder, he or it has relied solely upon independent investigations made by him or it and not upon any representations made by Sub, Broadband or the Parent with respect to Sub, Broadband or the Parent, or the AM Shares;

                  (c) Each Member understands that the AM Shares are being sold to him or it hereunder in reliance on specific exemptions from the registration requirements of federal and state securities laws and that Sub is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the Member set forth herein in order to determine the applicability of such exemptions and the suitability of the Member to acquire the AM Shares;

                  (d) Each Member is not an affiliate of Sub, Broadband or the Parent;

                  (e) Each Member is aware that (i) the AM Shares have not been and will not be registered under the Securities Act of 1933, as amended, (the "Securities Act"), (ii) upon the execution by the Members and the Parent of a registration rights agreement in the form attached as Exhibit D hereto (the "Registration Rights Agreement"), the Members will have certain piggyback registration rights with respect to the AM Shares, subject to the terms and provisions of the Registration Rights Agreement, (iii) except as otherwise provided by the Registration Rights Agreement, neither Sub, Broadband nor the Parent is under any obligation to register or cause to be registered the AM Shares pursuant to the Securities Act, and (iv) the AM Shares may only be offered or sold by him or it pursuant to registration under the Securities Act or an available exemption therefrom; and

                  (f) Each Member will offer, sell, pledge or otherwise transfer the AM Shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in any case, in accordance with all applicable federal, state and foreign securities laws.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF SUB AND BROADBAND

         SECTION 4.01 General Representations and Warranties. Sub and Broadband each hereby represents and warrants to the Members as of the date hereof and the time of the Closing as follows:

                  (a) Organization. Each of Sub and Broadband is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Corporate Authority, Etc. All requisite corporate action has been taken to authorize the execution, delivery and performance of this Agreement by sub and Broadband. The Agreement has been or at Closing will be duly executed and delivered by Sub and Broadband and constitutes or will constitute the legal, valid and binding obligations of Sub and Broadband, enforceable in accordance with its respective terms, subject to limitations relating to bankruptcy, insolvency, receivership, other laws limiting creditors' rights generally or principles of equity.

                  (c) Consents, Etc. Except as set forth on Schedule 4.01(c) attached hereto, the consummation of the transactions contemplated by the Agreement will not (i) require Sub or Broadband to obtain the consent, approval, authorization or order of any Governmental Authority, or (ii) constitute a violation of or default under, conflict with, or result in a breach of (A) any judgment, order, award, decree, of any Governmental Authority or Laws to which Sub or Broadband is subject, or (B) any agreement or instrument to which Sub or Broadband is a party or by which it is bound.

                  (d) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sub and Broadband directly with the Members without the intervention of any other person as a result of any act of Sub or Broadband in such manner as to give rise to any valid claim against any of the parties hereto for a brokers commission, finder's fee or other like payment.


                                    ARTICLE V

                               FURTHER ASSURANCES

         SECTION 5.01 Further Assurances. Each party agrees that it or he will, upon request of the other at any time after the Closing Date and without further consideration, execute and deliver such other documents and instruments and take such other action as may reasonably be requested to carry out more effectively the purpose and intent of this Agreement.

         SECTION 5.02 Conduct of the Company's Business. Pending the Closing, the Members shall not permit and shall cause the Company not to permit:

                  (a) any conduct of the Company's business other than in the ordinary course;

                  (b) any increase in the compensation payable or to become payable to any of the Company's employees or agents or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any thereof, or any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement or union or collective bargaining agreement made or agreed to by the Company pertaining to the Company's employees;

                  (c) any borrowing or lending of money by the Company;

                  (c) any declaration, payment or accrual of any dividend or other distribution to the Members, any redemption or issuance of any of the Members' respective membership interests or securities convertible into any membership interest of the Company or commitment to grant the same, or any retirement of any debt or obligation owed to the Members;

                  (d) any forgiveness of any liabilities or obligations owed to the Company by any affiliated person;

                  (e) any capital expenditures which in the aggregate would exceed $5,000, or incurring of liability therefor, by the Company;

                  (f) any failure on the part of the Company to use its best efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the Company's assets (including intellectual property) and the business and the goodwill of its suppliers, customers, referring sources and others having business relations with it; or

                  (g) any act or omission which would cause the Company to be unable to restate, as of the Closing, the representations set forth in Section
3.01 above.

         SECTION 5.03 Transition. The Members agree to take any reasonable action requested by Sub in order to promote the smooth transition of the Company's business to Sub.

         SECTION 5.04 Investigations. (a) The Members may prior to the Closing Date, through their employees, agents and representatives, make or cause to be made such investigations during normal and reasonable business hours as it deems necessary or advisable of the properties, assets, businesses, books and records of Sub, Broadband and the Parent. In such regard, Sub shall permit and shall cause Broadband and the Parent to permit the Members and their employees, agents and representatives to have full access to the premises of Sub, Broadband and the Parent and all such books and records of Sub, Broadband and the Parent, and to furnish to the Members such financial, operating and technical data and other information as the Members shall from time to time reasonably request.

                  (b) Sub may prior to the Closing Date, through its employees, agents and representatives, make or cause to be made such investigations during normal and reasonable business hours as it deems necessary or advisable of the properties, assets, businesses, books and records of the Company, including without limitation conducting a pre-Closing audit, at Sub's expense, of the Company's revenue statements and historical reports and the MSO Contract-related revenues. In such regard, the Members shall cause the Company to permit Sub and its employees, agents and representatives to have full access to the premises of the Company and all such books and records of the Company, and to furnish to Sub such financial, operating and technical data and other information as Sub shall from time to time reasonably request.

         SECTION 5.05 Non-Solicitation. The Members shall not, and shall cause the Company and each officer, director, employee and agent of the Company not to, directly or indirectly (i) take any action to solicit, initiate, encourage or pursue any Acquisition Proposal (as herein defined), or (ii) continue, pursue, initiate or engage in negotiation with, or disclose any non-public information relating to the Company, or afford access to the parties, books or records of the Company to, any person (except Sub) that may be considering or has made an Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for or any indication of interest in (a) a merger, consolidation or other business combination involving any equity interest in the Company, (b) all or any portion of the assets of the Company, or (c) any acquisition of all or any portion of the membership interests of the Company.

         SECTION 5.06 Provision of Information. From and after the Closing Date, the Members shall, and shall cause their representatives to, provide on a timely basis such financial and other reporting information relating to the Company for periods prior to the Closing as may be reasonably requested by Sub for the purpose of preparing financial and reporting information required by applicable law.

         SECTION 5.07 Transfer of Monies Received by Members after Closing. As of and from the Closing, the Members shall remit to Sub all amounts received by the Members with respect to the operation of the Company.

         SECTION 5.08 Covenant Not to Compete. (a) For a period of three (3) years after the Closing Date neither Steven Nickel nor Scott Lochhead shall, directly or indirectly, own, manage, operate, control, or be engaged as an officer, director, proprietor, employee, partner, consultant, adviser, agent, representative or otherwise by any business, firm, sole proprietorship, corporation, partnership, joint venture or other entity, enterprise or association that is engaged anywhere in the world in telecommunications services.

                  (b) For a period of three (3) years after the Closing Date neither Steven Nickel nor Scott Lochhead shall, either directly or indirectly, through an affiliate or otherwise, except with the prior written consent of Sub, seek to employ any employee or consultant of the Company or do any act or thing to cause, bring about, or induce any interference with, disturbance to or interruption of any existing relationship of the Company with any employee, consultant, customer or supplier.

                  (c) If any provision of this Section 5.08 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form. No provision of this Section 5.08 shall be interpreted to limit any provisions or restrictions contained in any separate agreement that may be entered into between Broadband or Sub and an individual Member.

                  (d) Since a violation of this Section 5.08 will result in irreparable harm to Sub, Broadband and/or the Parent, for which money damages alone would not adequately compensate, if either a Member or an affiliate of a Member violates any of the provisions of this Section 5.08, Sub, Broadband and/or the Parent shall be entitled to an injunction restraining the commission or continuation of any violation of this Section 5.08 by such person or entity, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Broadband may have.

         SECTION 5.09 Confidentiality. (a) Each Member hereby agrees that all information furnished to the Members by Sub, Broadband, and/or the Parent (the "Confidential Information") in connection with the transactions contemplated by this Agreement (the "Transactions") will be used by such Member solely for the purpose of evaluating the Transactions and that it and its directors, officers, employees, agents and representatives ("Representatives"), subsidiaries and affiliates, will not use the Confidential Information for any other purpose and will maintain the confidentiality of the Confidential Information in perpetuity. Each Member hereby agrees to promptly notify Sub, Broadband and the Parent in writing of any breach of the terms and provisions of this Section 5.09 by any party of which it has knowledge.

                  (b) During the course of negotiations between the Members and Sub pertaining to the Transactions (the "Negotiations") and for a period of two years following the termination of such Negotiations (other than as a result of the consummation of the Merger), no Member or its Representatives shall employ, either directly or indirectly, any officer, director, employee, agent or representative of Sub, Broadband, or the Parent without the prior written consent of Sub, Broadband or the Parent, as appropriate.

                  (c) Without the prior written consent of Sub, each Member and its Representatives agrees not to contact or solicit any customer or supplier, or prospective customer or supplier of, Sub Broadband or the Parent during the course of the Negotiations and for a period of two years from the date of the termination of the Negotiations (other than as a result of the consummation of the Merger), with respect to any bid, proposal, contract, order or work-in-progress disclosed by Sub, Broadband and/or the Parent to any Member or any Member's Representative during the course of the Negotiations.

                  (d) In addition, without the prior written consent of Sub, none of the Members nor any of their Representatives will disclose to any person (which shall include, without limitation, any corporation, company, group, partnership or individual) (i) that the Confidential Information has been made available to the Members or their Representatives, (ii) that the Members or their Representatives have inspected any portion thereof, (iii) that discussions or negotiations are taking place concerning a possible transaction with Sub, Broadband and/or the Parent, or (iv) any of the terms, conditions, or facts with respect to any such possible transaction, including without limitation the status thereof.

                  (e) Each Member acknowledges and agrees that Sub, Broadband and/or the Parent will be irreparably damaged in the event that any of the provisions of this Section 5.09 are breached by the Members or their Representatives, and that Sub, Broadband and/or the Parent shall, without the necessity of posting any required bond or other form of financial assurance, be entitled to (i) an injunction or injunctions to prevent breaches of any of the provisions of this Section 5.09 by any Member or its Representatives and (ii) enforce specifically the terms and provisions of this Section 5.09 in any court in the United States, or any state thereof having jurisdiction, in addition to any other remedy to which Sub, Broadband and or the Parent may be entitled at law or in equity.

                  (f) Each Member hereby agrees that it will promptly, upon the request of Sub, Broadband, and/or the Parent, return to Sub all of the Confidential Information and any other material contained in or reflecting any the Confidential Information, and will not retain copies, extracts, or other reproductions, in whole or in part, of any such material. All documents, memoranda, notes and other writings whatsoever in the possession of any Member or its Representatives and prepared based on the information in the Confidential Information shall also be delivered to Sub upon request.

                  (g) If the Transaction is not consummated, each Member hereby agrees that it shall not make, and it shall use its best efforts to prevent its Representatives from making, any defamatory remarks concerning Sub, Broadband and/or the Parent to any third party.

                  (h) Notwithstanding anything to the contrary contained herein, in the event that any of the Members or their Representatives is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information or take any other action prohibited hereby, the Members will provide Sub with prompt written notice thereof so that Sub, Broadband and/or the Parent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.09. In the event that such protective order or other remedy is not obtained, or that Sub, Broadband and/or the Parent waives compliance with the provisions of this Section 5.09, the Members and/or their Representatives will furnish only that portion of the Confidential Information or take only such action which is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any of the Confidential Information so furnished.

         SECTION 5.10 Legal Conditions to Merger. Each of the Company, Sub and Broadband, and each Member will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, approvals or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Sub, and Broadband, and each Member will, and will cause its subsidiaries to, promptly take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained by any party in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         SECTION 5.11 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         SECTION 5.12 Brokers or Finders. Each party hereto represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each party hereto agrees to indemnify and hold each other party hereto harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         SECTION 5.13 Indemnification by the Members. The Members, severally (and not jointly and severally), shall indemnify, defend and hold harmless Sub, Broadband and the Parent, and each of their respective affiliates (collectively, the "Buyer Indemnified Parties"), from and against any and all losses, costs, damages, and expenses (including reasonable attorneys' fees), arising from or relating to:

                  (a) (i) Any breach of any representation or warranty, or any misrepresentation or alleged misrepresentation, by the Company, the Members or any Member under this Agreement, (ii) any breach of any covenant or agreement of the Company, the Members or any Member under this Agreement, or (iii) any liabilities of the Company relating to the period prior to the Closing (except for liabilities specifically reflected in the Financial Statements); and

                  (b) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing.

                  (c) The Members shall not be liable for any claims under this
Section 5.13 arising out of a breach of representation or warranty (other than the representations and warranties contained in any Excluded Section (as such term is define hereinafter)) until the aggregate amount due in respect of such claims exceeds $25,000. If such aggregate amount exceeds $25,000, then the Members shall be liable for the entire amount of such claims and not merely the amount exceeding $25,000. The obligation of the Members to indemnify the Buyer Indemnified Parties shall not be limited. For purposes of this paragraph, to the extent any claim may reasonably be deemed to fall under or relate to a breach of a representation or warranty under an Excluded Section and could also be deemed to fall under another section of this Agreement, such claim shall be deemed to fall under such Excluded Section.

         SECTION 5.14 Indemnification by Sub. Sub shall indemnify, defend and hold harmless the Members from and against any and all losses, costs, damages and expenses (including reasonable attorney's fees) arising from or relating to:

                  (a) (i) Any breach of any representation or warranty, or any misrepresentation or alleged misrepresentation, by Sub, Broadband and/or the Parent under this Agreement, or (ii) any breach of any covenant or agreement of Sub, Broadband and/or the Parent under this Agreement; and

                  (b) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing.

         SECTION 5.15 Notice of Claims and Potential Claims. (a) Any claim for indemnity under Section 5.13 or 5.14 hereof shall be made by written notice to the indemnifying party specifying in reasonable detail the basis of the claim. The indemnified party agrees to give prompt written notice to the indemnifying party of any claim by a third party against the indemnified party which might give rise to a claim against the indemnifying party under Section 5.13 or 5.14 hereof, stating the nature and basis of such claim and, if ascertainable, the amount thereof, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the failure to give such notice. In connection with any such third party claim, the indemnifying party may, at its election and expense, assume the defense of such third party claim, provided that the indemnifying party shall have acknowledged in writing its obligation to indemnify in respect of such third party claim, and provided further that the indemnified party has not determined in good faith that joint representation is not possible under ethical guidelines. If the indemnifying party assumes the defense of the third party claim, no compromise or settlement of such claim may be effected by the indemnifying party without the indemnified party's consent, which will not be unreasonably withheld. If the indemnifying party shall not have elected to so assume the defense of such third party claim, no such third party claim shall be settled without the consent of the indemnifying party, provided that the indemnifying party shall have acknowledged in writing its obligation to indemnify in respect of such third party claim and provided further that such consent will not be unreasonably withheld.

                  (b) Each party hereto agrees to use its best efforts, consistent with reasonable business practices, to mitigate any liability that is the subject of an indemnity claim.

         SECTION 5.16 Further Assurances. Each party hereto agrees to execute and deliver all such other instruments and take all such other action as any other party hereto may reasonably request from time to time, before the Effective Time and without payment of further consideration, in order to effectuate the transactions provided for in this Agreement. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

         SECTION 5.17 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         SECTION 5.18 Survival of Representations and Warranties. The representations and warranties made by the Members set forth in Article III of this Agreement shall survive until the thirty-six (36) month anniversary of the Closing Date, except that (a) the representations and warranties contained in
Section 3.01(m) shall expire at the end of the relevant statute of limitations,
(b) the representations and warranties contained in Sections 3.01(b)(i), 3.01(b)(ii). 3.01(r) or 3.02 (collectively, with Section 3.01(m), the "Excluded Sections") shall survive indefinitely, and (c) if a claim or notice is given under Section 5.15 with respect to any represent-ation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved. This Section 5.18 shall not limit any covenant or agreement of any Member that contemplates performance after the Closing Date.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.01 Conditions to the Members' Obligations to Effect the Merger. The obligations of the Members at the Closing to effect the Merger shall be subject to the satisfaction of the following conditions precedent at Closing (each of which may be waived by the Members):

                  (a) Representations. All representations and warranties of Sub and Broadband contained herein shall be true and correct on the Closing Date in all material respects as if made on such date; all agreements of Sub and/or Broadband contained herein shall have been complied with; and the Members shall have received a certification of each of Sub and Broadband, dated the Closing Date and executed by President or Vice President of each of Sub and Broadband, to each such effect.

                  (b) Stock Certificates. The Members shall receive the AM Shares specified in Section 2.01(a) hereof.

                  (c) Governmental Consents. All necessary governmental consents and approvals to the transactions contemplated hereby shall have been obtained.

                  (d) Actions or Proceedings. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes it illegal or otherwise prevents the consummation of the transactions contemplated hereby shall have been issued and shall remain in effect.

                  (e) Purchase Note. Sub shall have executed and delivered to the Members the Purchase Note.

                  (f) Registration Rights Agreement. The Parent shall have executed and delivered the Registration Rights Agreement

                  (g) Members' Due Diligence Investigations. The results of the due diligence investigations referred to in Section 5.04 above (the "Members' Due Diligence") shall have been satisfactory to the Members in their sole and absolute discretion; provided, that the results of the Members' Due Diligence shall be deemed to have been satisfactory if the Members do not give Sub written notice to the contrary on or before the Closing Date.

                  (h) Company Note. The Members have agreed to permit Sub restructure certain existing indebtedness owed to the Members by the Company in the principal amount of $300,000.00, into a thirty-six (36) month term loan bearing interest at a rate of five percent (5%) per annum, and otherwise evidenced by a subordinated promissory note in the form attached hereto as Exhibit C (the "Company Note"), to be delivered by Sub to the Members at the Closing.

                  (i) Subordination Agreement. Each of the Members and Comerica Bank shall have executed a subordination agreement with respect to the Purchase Note and the Company Note in a form acceptable to the Members in their sole discretion.

                  (j) Shareholders' Agreement. Each Member shall have executed and delivered to Sub a shareholders' agreement in a form acceptable to the Members in their sole discretion.

         SECTION 6.02 Conditions to Sub's and Broadband's Obligations to Effect the Merger. The obligations of Sub and Broadband at the Closing to effect the Merger shall be subject to the satisfaction of the following conditions precedent at the Closing (each of which may be waived by Sub and/or Broadband):

                  (a) Representations. All representations and warranties of the Company and the Members contained herein shall be true and correct in all material respects on the Closing Date as if made on such date; all agreements of the Company and the Members contained herein shall have been complied with; and Sub shall receive a certification, dated the Closing Date, of the Members, to each such effect.

                  (b) Approval. All action required by law to be taken by the Members and/or the Company with respect to the execution, delivery and performance of the Agreement shall have been taken and shall continue to be in full force and effect, including without limitation approval by the Company's managers and/or members.

                  (c) Membership Certificates. The Members shall have delivered to Sub the certificate or certificates representing the Membership Interests, duly endorsed in blank for transfer or accompanied by transfer powers executed in blank, with signature guaranteed and with all requisite documentary or transfer tax stamps affixed, or, if the Membership Interests are not evidenced by any form of certificate, assignments of membership interests in form and substance satisfactory to Sub in its reasonable discretion.

                  (d) Opinion of Counsel. There shall have been delivered to Sub the opinion, dated the Closing Date, of the Members' and the Company's counsel, to the effect that:

                      (i) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of Florida and has the corporate power to carry on its business as it is then being conducted and to enter into and carry out its obligations under this Agreement.

                      (ii) The Agreement has been duly authorized, executed and delivered by the Members and the Company, and constitutes the valid and binding obligation of each such person or entity, enforceable in accordance with its terms.

                      (iii) The authorized capital of the Company consists of 100%membership interests, of which 100% membership interests are issued and outstanding. All of such outstanding membership interests are validly issued, fully paid and nonassessable. Such counsel is not aware of any existing options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to authorized or issued membership interests of the Company, or any outstanding securities convertible into or exercisable for such membership interests, or any options, calls or commitments of any character whatsoever, with respect to the issuance or sale of any such convertible securities.

                      (iv) The Members have the full requisite power and authority to transfer and deliver the Membership Interests to Sub. The Members are the record owners, and to the best knowledge of such counsel based on a diligent inquiry, the beneficial owners, of the Membership Interests, have duly endorsed certificates or transfer powers relating to such membership interests, or in lieu thereof assignments of membership interests, and following the consummation of the Merger and receipt of the consideration specified herein by the Members for the Membership Interests, valid title to the Membership Interests shall pass to Sub, free and clear of any adverse claim within the meaning of the Uniform Commercial Code.

                      (v) The execution, delivery and performance of this Agreement by the Members and the Company will not result in a breach or violation of any of the terms or provisions of, or constitute a default under the Company's or any Member's Articles of Incorporation, by-laws or other constituent document, any agreement or other instrument listed in Schedule 4.01(c) attached hereto, any agreement to which the Company or any Member, or the Company's or any Member's assets, are bound, any Law, or any judgment, decree, order, rule or regulation known to such counsel of any Governmental Authority applicable to the Company, the Members or the assets of any of them.

                      (vi) To such counsel's knowledge, there is not pending or threatened any action, suit, proceeding, inquiry or investigation to which the Company is a party or to which the property of the Company is subject, before or brought by a court or governmental agency or body which, if determined adversely, would have a Material Adverse Effect upon the assets, business or affairs of the Company.

                  (e) Judgment, Tax Lien and Uniform Commercial Code Searches. The Members shall have delivered to Sub:

                      (i) Federal and State judgment, tax lien, bankruptcy and pending suit search results indicating the existence of no judgments, tax liens, bankruptcies, pending suits or other encumbrances on any assets of the Company;

                      (ii) Uniform Commercial Code search results from all appropriate jurisdictions (which, without limiting the generality of the foregoing, shall include (x) the Secretary of State of the State of Florida, (y) the secretary of state or other appropriate state office of any other state in which the Company has maintained an office during the five years preceding the Closing Date, and (z) the appropriate local and county recording offices located in any municipality or county in which the Company has maintained an office during the five years preceding the Closing Date) listing all effective financing statements which name the Company (under its present or any previous name or any trade names) as debtor, together with copies of such financing statements; and

                      (iii) For the Company and for each Member that is a limited liability company or corporation, (x) a copy of such Company's or Member's certificate of formation or charter, as applicable, certified by the Secretary of State of the jurisdiction in which such Company or Member was formed or incorporated, as applicable, (y) a certificate of good standing issued by the Secretary of State of the jurisdiction in which such Company or Member was formed or incorporated, as applicable, and each jurisdiction in which such Company or Member conducts such business as would require it, pursuant to the laws of such jurisdiction, to be qualified to do business in such jurisdiction, and (z) an incumbency certificate attested to by such Company's or Member's manager(s) or corporate secretary, as applicable.

                  (f) Resignations. All managers and each officer of the Company shall have resigned.

                  (g) Third Party and Governmental Consents. All necessary third party and governmental consents and approvals to the transactions contemplated hereby shall have been obtained, including without limitation any consent required to be obtained by Sub, Broadband and/or Parent from Comerica Bank.

                  (h) No Options, Etc. There shall be no outstanding options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to the authorized or issued membership interests of the Company, and the Company shall not have outstanding any securities convertible into or exercisable for any such membership interests, or any options, calls or commitments of any character whatsoever with respect to the issuance or sale of any such convertible securities.

                  (i) Injunction; Litigation. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes illegal or otherwise prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect. There shall not be pending or threatened any litigation, suit, action or proceeding by any person which could reasonably be expected to have a Material Adverse Effect on the Company's assets or business or which seeks damages from Sub, Broadband, the Parent, or the Company or any Member as a result of the transactions contemplated by this Agreement.

                  (j) Sub's Due Diligence Investigations. The results of the due diligence investigations referred to in Section 5.04 above (the "Sub's Due Diligence") shall have been satisfactory to Sub in its sole and absolute discretion; provided, that the results of the Sub's Due Diligence shall be deemed to have been satisfactory if Sub does not give any of the Members written notice to the contrary on or before the Closing Date.

                  (k) No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any governmental body which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

                  (l) Discharge of Loans. The Company shall have discharged all loans owed by the Company to the Members or to any employees of the Company.

                  (m) Evidence of Certain Contracts. The Company shall have delivered to Sub evidence satisfactory to Sub, in its sole and absolute discretion, of signed master contracts with major cable television multiple system operators ("MSO's") which could generate at least $6,000,000 of annual revenues during the calendar year 2002 (the "MSO Contracts").

                  (n) Subordination Agreement. Each of the Members and Comerica Bank shall have executed a subordination agreement with respect to the Purchase Note and the Company Note in a form acceptable to Sub in its sole discretion.

                  (o) Registration Rights Agreement. Each of the Members shall have executed and delivered the Registration Rights Agreement.

                  (p) Shareholders' Agreement. Each Member shall have executed and delivered to Sub a shareholders' agreement in a form acceptable to Sub in its sole discretion.

                  (q) Other Agreements. Any other agreement to be entered between an individual Member and the Sub shall have been executed and delivered to Sub.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

         SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) By mutual agreement of Sub and the Members; or

                  (b) By the Members if any of the conditions set forth in
Section 6.01 of this Agreement shall not have been met or waived in writing by the Members by the Closing Date; or

                  (c) By Sub if any of the conditions set forth in Section 6.02 of this Agreement shall not have been met or waived in writing by Sub by the Closing Date; or

                  (d) By either Sub or the Members in the event that the Closing shall not have occurred on or prior to July 1, 2002.

Nothing in this Section 7.01 shall be deemed to excuse any party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

         SECTION 7.02 Effect of Termination. In the event of a termination of this Agreement by either Sub or the Members as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except (a) with respect to Sections 5.09, 5.11, 5.12 and 5.13 and (b) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 7.03 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01 Survival of Representations, Warranties and Agreements. Notwithstanding any presumption to the contrary, all representations, covenants, warranties and agreements contained in this Agreement shall survive the Closing.

         SECTION 8.02 Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of laws provision.

         SECTION 8.03 Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Agreement will be written and will be deemed to have been given (a) when personally delivered or sent by telecopy with receipt confirmed, or (b) on the next day after delivery to a nationally-recognized express delivery service with instructions for overnight delivery; or (c) on the third day after it is deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following address or to such other address as the party to be notified shall have specified to the other party in accordance with this Section:

                           If to Sub, Broadband or the Parent:

                           AM Broadband Services, Inc.
                           1900 AM Drive
                           Quakertown, Pennsylvania 18951-2107
                           Attention:  Lawrence W. Mitchell, Esquire
                           Fax Number:  (215) 538-8779

                           With a copy to:

                           Deborah A. Hays, Esquire
                           Archer & Greiner
                           A Professional Corporation
                           One Centennial Square
                           Haddonfield, NJ  08033
                           Fax Number:  (856) 795-0574

                  With a copy to:

                           Deborah A. Hays, Esq.
                           Archer & Greiner
                           A Professional Corporation
                           One Centennial Square
                           Haddonfield, NJ  08033
                           Fax Number:  (856) 795-0574

                           If to the Members or the Company:

                           To the address set forth for the Company and such Members on Exhibit A attached hereto
                                      ---------

                           with a copy to:

                           Stewart Merkin, Esq.
                           444 Brickell Avenue
                           Suite 300
                           Miami, Florida 33131
                           Fax Number: (305) 358-2490

         SECTION 8.04 Entire Agreement; Etc. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties with respect thereto. This Agreement may be amended or supplemented solely by a writing executed by the parties hereto.

         SECTION 8.05 Public Announcement. Any public announcement made by any party prior to Closing pertaining to the transactions contemplated under this Agreement shall be subject to the prior approval of the other parties hereto, except as required by applicable laws or stock exchange requirements.

         SECTION 8.06 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         SECTION 8.07 Headings. The headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor affect its meaning, construction or effect.

         SECTION 8.08 Attorney's Fees; Choice of Forum. In the event of litigation between the parties arising out of or related to this Agreement: (a) the prevailing party shall be entitled to recover reasonable attorneys' fees, trial and appellate court costs, and all other costs or expenses associated with such litigation, and (ii) venue of such litigation shall be in Bucks County, Pennsylvania. The parties irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States District Courts sitting therein and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising out of or related to this Agreement.

         SECTION 8.09 Non-Waiver of Rights. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         SECTION 8.10 Invalidity. The invalidity or partial invalidity of any provision of this Agreement shall affect only such provision or part thereof and the balance of this Agreement shall remain in effect.

         SECTION 8.11 Headings; Definitions. The Section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Wherever in this Agreement words indicating the plural number appear, such words shall be considered as words indicating the singular number and vice versa where the context indicates the propriety of such use.

         SECTION 8.12 Assignment; Third-Party Rights. This Agreement shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights of the Members and/or the Company hereunder shall not be assignable by the Members and/or the Company without the prior written consent of Sub. This Agreement and the rights of Sub and Broadband hereunder may be assigned by Sub or Broadband, as applicable, without the consent of the Members or the Company so long as Sub or Broadband, as applicable, guarantees the assignee's performance of all its obligations hereunder. Any attempted assignment of this Agreement in breach of this provision shall be void and of no effect. In the event that any assignment is validly made, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, shall be deemed to confer upon any other person, including without limitation employees of the Company, any rights or remedies under, or by reason of, this Agreement.

         SECTION 8.13 Set-Off Rights. Notwithstanding anything to the contrary contained herein or in any document executed and delivered by Sub, Broadband and/or the Parent hereunder, including without limitation the Purchase Note, the Company Note and the Employment Agreements, Sub, Broadband and/or the Parent shall have the right and each is hereby authorized, to the fullest extent permitted by law, at any time, and from time to time, to set-off and apply any and all amounts owed by the Members to the Sub, Broadband and/or the Parent hereunder or under any other document executed and delivered by the Members hereunder against any obligation of Sub, Broadband and/or the Parent to the Members hereunder or under any document executed and delivered by Sub, Broadband and/or the Parent hereunder, including without limitation the Purchase Note, the Company Note and the Employment Agreements. Sub agrees promptly to notify the Members after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Sub, Broadband and/or the Parent under this provision are in addition to other rights and remedies (including without limitation other rights of set-off) which Sub, Broadband and/or the Parent may have.




                           [Signature page to follow.]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

                                            NEX-LINK ACQUISITION CORP.


                                            By:      _________________________
                                            Name:  _________________________
                                            Title:    _________________________

                                            AM BROADBAND SERVICES, INC.

                                            By: ___________________________
                                            Name: _________________________
                                            Title: __________________________

                                            NEX-LINK COMMUNICATIONS PROJECT
                                            SERVICES, LLC

                                            By: ___________________________
                                            Name: _________________________
                                            Title: __________________________


                                            1401077 ONTARIO, LTD.

                                            By: ___________________________
                                            Name: _________________________
                                            Title: __________________________


                                            1418294 ONTARIO, LTD.

                                            By: ___________________________
                                            Name: _________________________
                                            Title: __________________________


                                            ________________________________
                                            STEVEN NICKEL


                                            ________________________________
                                            SCOTT LOCHHEAD

                    SUMMARY OF EXHIBITS AND OTHER ATTACHMENTS
                    -----------------------------------------



EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
         A                                  List of Members, membership interests and consideration
                                            to be received
         B                                  Form of Purchase Note
         C                                  Form of Company Note
         D                                  Form of Registration Rights Agreement

SCHEDULE NO.
------------

         3.01(c)                            Required Approvals
         3.01(e)                            Delinquent Accounts
         3.01(f)                            Outstanding Litigation
         3.01(h)                            Existing Liens
         3.01(j)                            Extraordinary Employee Compensation
         3.01(l)(i)                         Real Estate, Vehicles, Equipment, Furniture and Fixtures
         3.01(l)(ii)                        Intellectual Property
         3.01(l)(iii)                       Contracts, Leases and Agreements
         3.01(l)(iv)                        Insurance
         3.01(l)(v)                         Indebtedness
         3.01(l)(vi)                        Suppliers
         3.01(l)(vii)                       Permits
         3.01(l)(viii)                      Employee Matters
         3.01(l)(ix)                        Employee Compensation
         3.01(l)(x)                         Bank Accounts
         3.01(l)(xi)                        Securities
         3.01(o)                            Employment Agreements
         3.01(r)                            Hazardous Substances
         3.01(u)                            Inventory
         3.01(v)                            Defective Products
         4.01(c)                            Third Party Consents for Broadband and Sub